Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ServisFirst Bancshares, Inc.

Birmingham, Alabama

We consent to the incorporation by reference in the Registration Statements on Forms S 8 (Nos. 333 170507, 333 196825 and 333 213869) and Form S 3 (No. 333 258665) of ServisFirst Bancshares, Inc. of our reports dated February 29, 2024, with respect to the consolidated financial statements of ServisFirst Bancshares, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10 K for the year ended December 31, 2023.

/s/ FORVIS, LLP

Tampa, Florida

February 29, 2024